Elevation Series Trust 485BPOS

Exhibit 99.(d)(16)

FIRST AMENDMENT TO THE ELEVATION SERIES TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

With

TRUEMARK INVESTMENTS, LLC AND

OPAL CAPITAL LLC

This FIRST AMENDMENT dated June 5, 2025, to the Investment Sub-Advisory Agreement dated as of December 26, 2024 (the “Agreement”), entered into by and between TRUEMARK INVESTMENTS, LLC, a Delaware limited liability company with its principal place of business at 433 W. Van Buren Street, 1100-D, Chicago, IL 60607 (the “Adviser”), and OPAL CAPITAL LLC, a Florida limited liability company with its principal place of business at 5200 Town Center Circle, Suite 305, Boca Raton, Florida, 33486 (the “Sub-Adviser”) and ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust.

WITNESSETH

WHEREAS, the parties have entered into the Agreement, pursuant to which the Sub-Adviser renders investment advisory services to certain series of the Trust;

WHEREAS, the Trust, the Adviser and the Sub-Adviser desire to amend Schedule A to the Agreement to add the Opal Dividend Income Fund as a series of the Trust covered under the Agreement, so that the Sub-Adviser may render investment sub-advisory services to the new series pursuant to the Agreement; and

WHEREAS, the Agreement allows for the amendment of the Agreement subject to certain conditions which have been met.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is superseded and replaced with the Amended Schedule A attached hereto, for the purpose of adding The Opal Dividend Income ETF, to be effective with respect to such Fund in accordance with Section 9 of the Agreement.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

TRUEMARK INVESTMENTS, LLC

By:	/s/ Michael Loukas
Name:	Michael N. Loukas
Title:	Chief Executive Officer

OPAL CAPITAL, LLC

By:	/s/ Austin Graff
Name:	Austin Graff
Title:	Founder and Chief Investment Officer

ELEVATION SERIES TRUST

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

amended June 5, 2025 by and among

TRUEMARK INVESTMENTS, LLC

And

OPAL CAPITAL, LLC

And

ELEVATION SERIES TRUST

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, as set forth below:

Fund	Fee
The Opal International Dividend Income ETF	0.65% of the average daily net assets of the Fund.
The Opal Dividend Income ETF	0.55% of the average daily net assets of the Fund.